Exhibit 10.18

AMENDED AND RESTATED VENTURE LOAN AND SECURITY AGREEMENT

Dated as of September 12, 2014

by and between

HORIZON TECHNOLOGY FINANCE CORPORATION,

a Delaware corporation

312 Farmington Avenue

Farmington, CT 06032

as a Lender and Collateral Agent

HORIZON FUNDING TRUST 2013-1,

a Delaware corporation

312 Farmington Avenue

Farmington, CT 06032

as a Lender,

DBD CREDIT FUNDING LLC,

a Delaware limited liability company

1345 Avenue of Americas

New York, NY 10105 as a Lender,

FORTRESS CREDIT OPPORTUNITIES I LP,

a Delaware limited partnership

1345 Avenue of Americas

New York, NY 10105

as a Lender and collectively with Horizon, Horizon Trust, DBD, and FCO, Lenders

And

eASIC Corporation,

a Delaware corporation

2585 Augustine Drive, Suite 100

Santa Clara, CA 95054

as Borrower

LOAN A COMMITMENT AMOUNT: $2,000,000	Loan A Commitment Termination Date: September 30, 2013

LOANB COMMITMENT AMOUNT: $4,000,000	Loan B Commitment Termination Date: September 30, 2013

LOAN C COMMITMENT AMOUNT: $2,000,000	Loan C Commitment Termination Date: September 15, 2014

LOAND COMMITMENT AMOUNT: $1,000,000	Loan D Commitment Termination Date: September 15, 2014

WHEREAS, Borrower, Lenders and the Collateral Agent are parties to a certain Venture Loan and Security Agreement dated as of September 30, 2013, as amended (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Original Loan Agreement”) pursuant to which, among other things, (i) Horizon provided a loan to eASIC as evidenced by a certain Secured Promissory Note (Loan A) executed by eASIC in favor of Horizon, dated September 30, 2013, in the original principal amount of Two Million and 00/100 Dollars ($2,000,000.00) (the “Loan A Note”), (ii) DBD provided a loan to eASIC as evidenced by a certain Secured Promissory Note (Loan B) executed by eASIC in favor of DBD, dated September 30, 2013, in the original principal amount of Four Million and 00/100 Dollars ($4,000,000.00) (the “Loan B Note” and collectively with the Loan A Note, the “Notes”) and (iii) Collateral Agent and Lenders have been granted a security interest in all assets of eASIC, except with respect to eASIC’s Intellectual Property.

WHEREAS, Horizon transferred all of its right, title and interest in and to the Loan A Note and the Loan Agreement to Horizon Funding 2013-1 LLC (“Funding”) on or about June 28, 2013, and Funding subsequently sold all of its right, title and interest in and to the Loan A Note and the Loan Agreement to Horizon Trust on or about June 28, 2013.

WHEREAS, DBD transferred all of its right, title and interest in and to the Loan B Note and the Loan Agreement to FCO on or about September 30, 2013.

WHEREAS, the parties hereto desire to amend and restate the Original Loan Agreement to, among other things, include an additional term loan facility.

NOW THEREFORE, the Lenders, Collateral Agent and Borrower hereby agree as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Account Control Agreement” means an agreement acceptable to Lenders which perfects via control Collateral Agent’s and Lenders’ security interest in Borrower’s accounts.

“Affiliate” means any Person that owns or controls directly or indirectly twenty percent (20%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person’s officers, directors, managers, joint venturers or partners.

“Agreement” means this certain Venture Loan and Security Agreement by and among Borrower, Collateral Agent and Lenders dated as .of the date on the cover page hereto (as it may from time to time be amended or supplemented in writing signed by the Borrower, Collateral Agent and Lenders).

2.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” means the Borrower as set forth on the cover page of this Agreement and its permitted successors and assigns.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in New York or California.

“Claim” has the meaning given such term in Section 10.3 of this Agreement

“Code” means the Uniform Commercial Code as adopted and in effect in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Collateral Agent” shall mean Horizon.

“Commitment Fee” means, as applicable, the Commitment Fee Loans A and B or the Commitment Fee Loans C and D.

“Commitment Fee Loans A and B” has the meaning given such term in Section 2.6(c)(i) of this Agreement.

“Commitment Fee Loans C and D” has the meaning given such term in Section 2.6(c)(ii) of this Agreement.

“DBD” means DBD Credit Funding LLC, its successors and assigns.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

3.

“Default Rate” means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“FCO” means Fortress Credit Opportunities I LP, a Delaware limited partnership.

“Foreign Subsidiary” or “Foreign Subsidiaries” means any Subsidiary that is not an entity organized under the laws of the United States or any territory thereof.

“Funding Certificate” means a certificate executed by a duly authorized Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lenders may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” means, as applicable, the Good Faith Deposit Loans A and B or the Good Faith Deposit Loans C and D.

“Good Faith Deposit Loans A and B” has the meaning given such term in Section 2.6(a)(i) of this Agreement.

“Good Faith Deposit Loans C and D” has the meaning given such term in Section 2.6(a)(ii) of this Agreement.

4.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Horizon” means Horizon Technology Finance Corporation, its successors and assigns.

“Horizon Trust” means Horizon Funding Trust 2013-1, a statutory trust created and existing pursuant to the laws of the State of Delaware.

“Indebtedness” means, with respect to Borrower or any Subsidiary, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person. Unless otherwise indicated, the term “Indebtedness” shall include all Indebtedness of Borrower and the Subsidiaries.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title and interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, licenses, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by such Person and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Interest Only Extension Milestone” means Borrower providing Lenders with evidence reasonably satisfactory to Lenders that Borrower has achieved revenue (as determined in

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accordance with GAAP) of not less than Forty-Six Million Seven Hundred Fifty Thousand Dollars ($46,750,000) for the period commencing January 1, 2014 through and including December 31,2014.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“Landlord Agreement” means an agreement substantially in the form provided by Lenders to Borrower or such other form as Lenders may agree to accept.

“Lender” means each Lender as set forth on the cover page of this Agreement and their successors and assigns, and “Lenders” means all such Lenders.

“Lenders’ Expenses” means all reasonable costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, administration, perfection and funding of the Loan Documents; and Lenders’ reasonable attorneys’ fees, costs and expenses incurred in drafting, amending, modifying, enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including without limitation all fees and costs incurred by Lenders in connection with Lenders’ enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower or its Property.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means each advance of credit by Lender to Borrower under this Agreement and, “Loans” means, collectively all such advances of credit.

“Loan A” means the advance of credit by Horizon to Borrower under this Agreement in the Loan A Commitment Amount.

“Loan A Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan A Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan A Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Amortization Date” means the Payment Date on which Borrower is required, pursuant to Section 2.2 (a) below, to commence making equal payments of principal plus accrued interest on the outstanding principal amount of the Loans.

6.

“Loan B” means the advance of credit by DBD to Borrower under this Agreement in the Loan B Commitment Amount.

“Loan B Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan B Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan B Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan C” means the advance of credit by Horizon to Borrower under this Agreement in the Loan C Commitment Amount.

“Loan C Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan C Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan C Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan D” means the advance of credit by DBD to Borrower under this Agreement in the Loan D Commitment Amount.

“Loan D Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan D Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan D Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes, the Warrants, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement, all as amended or extended from time to time.

“Loan Rate” means, as applicable, the “Loan Rate Loans A and B” or the “Loan Rate Loans C and D”.

“Loan Rate Loans A and B” means, with respect to each of Loan A and Loan B, the per annum rate of interest (based on a year of twelve 30-daymonths) equal to 11.0%.

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“Loan Rate Loans C and D” “means, with respect to each of Loan C and Loan D, the per annum rate of interest (based on a year of twelve 30-day months) equal to the greater of (a) 10.75% or (b) 10.75% plus the difference between (i) the one month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal, on the date which is five (5) Business Days before the Funding Date for such Loan (or, if the Wall Street Journal is not published on such date, the next earlier date on which it is published) and (ii) 0.25%.

“Maturity Date” means, as applicable, the “Maturity Date Loans A and B” or the “Maturity Date Loans C and D”.

“Maturity Date Loans A and B” means, with respect to each of Loan A and Loan B, April 1, 2017, or if earlier, the date of acceleration of such Loan following an Event of Default or the date of prepayment, whichever is applicable, provided, however, that if Borrower achieves the Interest Only Extension Milestone, Borrower may elect to extend the maturity date until October 1, 2017, or if earlier, the date of acceleration of such Loan following an Event of Default or the date of prepayment, whichever is applicable.

“Maturity Date Loans C and D” means, with respect to each of Loan C and Loan D, April 1, 2018, or if earlier, the date of acceleration of such Loan following an Event of Default or the date of prepayment, whichever is applicable.

“Modified Scheduled Payments” has the meaning given such term in Section2.2(a)(i) of this Agreement.

“Notes” means the “Notes Loans A and B” and the “Notes Loans C and D”.

“Notes Loans A and B” means, with respect to Loans A and B, each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto.

“Notes Loans C and D” means, with respect to Loans C and D, each promissory note executed in connection with a Loan in substantially the form of Exhibit D attached hereto.

“Obligations” means all debt, principal, interest, fees, charges, Lenders’ Expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Lenders of any kind and description (whether pursuant to or evidenced by the Loan Documents (other than the Warrant), or by any other agreement between Lenders and Borrower (other than the Warrant), and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lenders’ Expenses, but excluding any inchoate indemnity obligations arising after the termination of this Agreement.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit F or such other form as Lenders may agree to accept.

“Original Loan Agreement” has the meaning given such term in the recitals hereto.

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

8.

“Permitted Indebtedness” means and includes:

(a) Indebtedness of Borrower to Lenders;

(b) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(c) Indebtedness existing on the date hereof and set forth on the Disclosure Schedule annexed hereto;

(d) Indebtedness currently existing or hereafter arising (including refinancings of existing Indebtedness) in an aggregate principal amount not exceeding Eight Million Dollars ($8,000,000), consisting of a revolving credit facility in which the loans are limited to not more than Eighty-Five Percent (85%) of Borrower’s eligible accounts receivable, including amendments, restatements and refinancings thereof, provided, however, that if, at any time, Borrower’s aggregate revenue (as determined in accordance with GAAP) during the most recently ended three (3) calendar month period is less than Eight Million Five Hundred Thousand Dollars ($8,500,000), then the maximum principal amount of Indebtedness permitted by this clause (d) shall be Five Million Dollars ($5,000,000) until such time that Borrower achieves aggregate revenue (as determined in accordance with GAAP) of not less than Eight Million Five Hundred Thousand Dollars ($8,500,000) during the most recently ended three (3) calendar month period, provided further, that Lenders will, in their sole discretion, consider increasing the maximum accounts receivable financing permitted pursuant to this clause (d) at the Borrower’s request from time to time in the event that Borrower’s accounts receivables are increased in an amount which will support increased accounts receivable financing;

(e) unsecured Indebtedness to trade creditors in the ordinary course of business;

(f) Subordinated Debt;

(g) Indebtedness of Borrower secured by Liens permitted under clause (g) of the definition of Permitted Liens, up to an aggregate principal amount of Five Hundred Fifty Thousand Dollars ($550,000) at any one time;

(h) Other Indebtedness not to exceed $10,000 at any time; and

(i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower.

“Permitted Investments” means and includes any of the following Investments as to which Lender has a perfected security interest:

(a) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii)

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each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;

(c) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(d) Investments in Borrower’s Subsidiaries in an aggregate outstanding amount not to exceed Five Hundred Fifty Thousand Dollars (US$550,000) in the aggregate in any fiscal month;

(e) Investments in cash and cash equivalents;

(f) Investments accepted in connection with Transfers permitted by Section 7.4;

(g) Investments in an aggregate outstanding amount not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year, consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of non-exclusive licenses of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Fifty Thousand Dollars ($50,000) in any fiscal year;

(k) Investments pursuant to Borrower’s board approved investment policy (if applicable) existing on the date hereof and provided to Lenders; and

(l) other Investments aggregating not in excess of Two Hundred Fifty Thousand Dollars ($250,000) at any time.

“Permitted Liens” means and includes:

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(a) the Lien created by this Agreement;

(b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(c) Liens identified on the Disclosure Schedule;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower); and

(e) Liens granted in connection with Indebtedness permitted under subsection (d) of the definition of Permitted Indebtedness; and

(f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business;

(g) upon any equipment or other personal property acquired by Borrower after the date hereof to secure (i) the purchase price of such equipment or other personal property, or (ii) capital lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) such Liens are confined solely to the equipment or other personal property so acquired and the amount secured does not exceed the acquisition price thereof, and (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or shareholders holding five percent (5%) or more of Borrower’s Equity Securities;

(h) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(i) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (e), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(j) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another person, in the ordinary course of such person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring

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to another person, in the ordinary course of such person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(k) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 8.6; and

(l) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions to secure solely payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 7.13 hereof.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“R&D Agreement” has the meaning given such term in Section 5.12 of this Agreement.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) (ii) of this Agreement.

“Scheduled Payments Loans A and B” has the meaning given such term in Section 2.2(a)(i) of this Agreement.

“Scheduled Payments Loans C and D” has the meaning given such term in Section 2.2(a)(ii) of this Agreement.

“Solvent” has the meaning given such term in Section 5.11 of this Agreement.

“Subordinated Debt” means Indebtedness now existing or hereafter arising entered into by Borrower or its Subsidiaries the incurrence of which by Borrower is consented to by Lenders and which is subordinated to all Indebtedness by Borrower to Lenders pursuant to a subordination agreement, intercreditor agreement, or similar agreement, in form and substance acceptable to Lenders in their sole discretion.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

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“Warrant” means, as applicable, each “Warrant Loans A and B” or “Warrant Loans C and D”.

“Warrant Loans A and B” means the separate warrant or warrants dated on or about September 30, 2013, in favor of each of Horizon and DBD, or their respective designees, to purchase securities of Borrower.

“Warrant Loans C and D” means the separate warrant or warrants dated on or about the date hereof in favor of each of Horizon and DBD, or their respective designees, to purchase securities of Borrower.

1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2. Loans; Repayment.

2.1 Commitment.

(a) The Commitment Amount. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Horizon agrees to lend to Borrower prior to the Loan A Commitment Termination Date, Loan A. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, DBD agrees to lend to Borrower prior to the Loan B Commitment Termination Date, Loan B. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Horizon agrees to lend to Borrower prior to the Loan C Commitment Termination Date, Loan C. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, DBD agrees to lend to Borrower prior to the Loan D Commitment Termination Date, Loan D.

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(b) The Loans and the Notes. The obligation of Borrower to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to each Lender.

(c) Use of Proceeds. The proceeds of each Loan shall be used solely for working capital or general corporate purposes of Borrower, including the repayment of Borrower’s Indebtedness owed to Silicon Valley Bank, in the approximate amount of $1,859,971.75 and Gold Hill Capital, in the approximate amount of $1,050,442.31 with the proceeds of Loan A and Loan B.

(d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, each respective Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrower hereunder shall terminate on the earlier of (i) at each respective Lender’s sole election, the occurrence of any Default or Event of Default hereunder, and (ii) with respect to Loan A, on the Loan A Commitment Termination Date and with respect to Loan B, on the Loan B Commitment Termination Date. Notwithstanding the foregoing, each Lender’s obligation to lend the undisbursed portion of its Commitment Amount to Borrower shall terminate if, in such Lender’s reasonable discretion, there has been a material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) of Borrower (taken as a whole), whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the business plan of Borrower presented to Lenders on or before the date of this Agreement.

2.2 Payments.

(a) Scheduled Payments.

(i) Loan A and Loan B. Borrower shall make (i) a monthly payment of accrued interest only on the outstanding principal amount of each of Loan A and Loan B on the Payment Dates specified in the Note Loans A and B applicable to such Loan through April 1, 2015, and (ii) commencing on May 1, 2015, an equal payment of principal in an amount which would amortize the Loans A and B over the amortization period plus accrued interest on the outstanding principal amount of each Loan A and B on the next twenty-four (24) Payment Dates as set forth in the Note Loans A and B applicable to such Loan (collectively, the “Scheduled Payments Loans A and B”). Notwithstanding the foregoing, if Borrower has achieved the Interest Only Extension Milestone and elects by providing written notice to Lenders on or before February 28, 2015, then Borrower shall make (1) a monthly payment of accrued interest only on the outstanding principal amount of each Loan A and B on the Payment Dates specified in the Note Loans A and B applicable to such Loan through October 1, 2015, and (2) commencing on November 1, 2015, an equal payment of principal in an amount which would amortize the Loans A and B over the amortization period plus accrued interest on the outstanding principal amount of each Loan A and B on the next twenty-four (24) Payment Dates as set forth in the Note Loans A and B applicable to such Loan (collectively, the “Modified Scheduled Payments”).

(ii) Loan C and Loan D. Borrower shall make (i) a monthly payment of accrued interest only on the outstanding principal amount of each of Loan C and

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Loan D on the Payment Dates specified in the Note Loans C and D applicable to such Loan through October I, 2015 and (ii) commencing on November I, 2015, an equal payment of principal in an amount which would amortize the Loans C and D over the amortization period plus accrued interest on the outstanding principal amount of each Loan C and D on the next thirty (30) Payment Dates as set forth in the Note Loans C and D applicable to such Loan (collectively, the “Scheduled Payments Loans C and D”, and together with the Scheduled Payments Loans A and B, and the Modified Scheduled Payments, the “Scheduled Payments”).

(b) Interim Payment. Unless the Funding Date for a Loan is the first day of a calendar month, Borrower shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month.

(c) Payment of Interest. Borrower shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate, which shall be fixed on the Funding Date. All computations of interest (including interest at the Default Rate, if applicable) shall be based on a year of twelve 30-day months. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Application of Payments. All payments received by Lenders prior to an Event of Default shall be applied as follows: (1) first, to each Lender’s pro rata portion of the Lenders’ Expenses then due and owing; and (2) second to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amount then due). After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e) Late Payment Fee. Borrower shall pay to Lenders a late payment fee equal to five percent (5%) of any Scheduled Payment not paid when due.

(f) Default Rate. Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lenders’ election), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

(g) Final Payment.

(i) Loan A Final Payment. Borrower shall pay to Horizon a payment in the amount of Fifty Thousand Dollars ($50,000) (the “Loan A Final Payment”) upon the earlier of (i) payment in full of the principal balance of Loan A, (ii) an Event of Default and demand by any Lender of payment in full of Loan A or (iii) on the Maturity Date Loans A and B, as applicable.

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(ii) Loan B Final Payment. Borrower shall pay to DBD a payment in the amount of One Hundred Thousand Dollars ($100,000) (the “Loan B Final Payment”) upon the earlier of(i) payment in full of the principal balance of Loan B, (ii) an Event of Default and demand by any Lender of payment in full of Loan B or (iii) on the Maturity Date Loans A and B, as applicable.

(iii) Loan C Final Payment. Borrower shall pay to Horizon a payment in the amount of Fifty Thousand Dollars ($50,000) (the “Loan C Final Payment”) upon the earlier of (i) payment in full of the principal balance of Loan C, (ii) an Event of Default and demand by any Lender of payment in full of Loan C or (iii) on the Maturity Date Loans C and D, as applicable.

(iv) Loan D Final Payment. Borrower shall pay to DBD a . payment in the amount of Twenty-Five Thousand Dollars ($25,000) (the “Loan D Final Payment”) upon the earlier of (i) payment in full of the principal balance of Loan D, (ii) an Event of Default and demand by any Lender of payment in full of Loan D or (iii) on the Maturity Date Loans C and D, as applicable.

2.3 Prepayments.

(a) Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Borrower, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lenders the amount set forth in Section 2.3(b) below, as if the Borrower had opted to prepay on the date of such acceleration.

(b) Optional Prepayment.

(i) Loan A and Loan B. Upon five (5) Business Days’ prior written notice to Lenders, Borrower may, at its option, at any time, prepay all of Loan A and Loan B by simultaneously paying to each Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of its respective Loan A and B; plus (ii) an amount equal to (A) if the respective Loan A and B is prepaid on or prior to the Loan Amortization Date for Loans A and B, four (4%) percent of the then outstanding principal balance of such Loan, (B) if the respective Loan is prepaid after the Loan Amortization Date for Loans A and B but on or prior to the date that is twelve (12) months after the Loan Amortization Date for Loans A and B, two (2%) percent of the then outstanding principal balance of the respective Loan A and B, or (C) if the respective Loan A and B is prepaid more than twelve (12) months after the Loan Amortization Date, but prior to the Maturity Date Loans A and B, one (1%) percent of the then outstanding principal balance of the respective Loan A and B; plus (iii) the outstanding principal balance of the respective Loan A and Band plus (iv) all other sums, if any, that shall have become due and payable hereunder.

(ii) Loan C and Loan D. Upon five (5) Business Days’ prior written notice to Lenders, Borrower may, at its option, at any time, prepay all of Loan C and Loan D by simultaneously paying to each Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of its respective Loan C and D; plus (ii) an amount

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equal to (A) if the respective Loan C and D is prepaid on or prior to the date that is eighteen (18) months from the Funding Date of such Loan, four (4%) percent of the then outstanding principal balance of such Loan, (B) if the respective Loan C and D is prepaid more than eighteen (18) months after the applicable Funding Date of such Loan but on or prior to the date that is thirty (30) months after the applicable Funding Date of such Loan, two (2%) percent of the then outstanding principal balance of the respective Loan C and D, or (C) if the respective Loan C and Dis prepaid more than thirty (30) months after applicable Funding Date of such Loan, but prior to the Maturity Date Loans C and D, one (1%) percent of the then outstanding principal balance of the respective Loan C and D; plus (iii) the outstanding principal balance of the respective Loan C and D and plus (iv) all other sums, if any, that shall have become due and payable hereunder.

2.4 Other Payment Terms.

(a) Place and Manner. Borrower shall make all payments due to Lenders in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 2:00 p.m. New York time, on the date on which such payment is due. Borrower shall make such payments to Lenders via wire transfer or ACH as instructed by Lenders from time to time.

(b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Taxes.

(i) Unless otherwise required under applicable law, any and all payments made hereunder or under the Loans shall be made free and clear of and without deduction for any taxes; provided that if Borrower shall be required to deduct any taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4(c)) the relevant Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii) Borrower shall indemnify Lenders, within 10 days after written demand therefor, for the full amount of any taxes imposed or asserted directly on Lenders by any Governmental Authority on or attributable to amounts payable under this Agreement solely as a result of Lenders entering into this Agreement to the extent such taxes are paid by that Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that such indemnified taxes shall not include income or franchise taxes imposed on (or measured by) its net income by the jurisdiction, or any political subdivision thereof or taxing authority therein, under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is

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located. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(iii) As soon as practicable after any payment of taxes by the Borrower hereunder to a Governmental Authority, Borrower shall deliver to Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lenders.

(iv) If any Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, such Lender shall deliver to the Borrower, as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(v) If a Lender receives a refund in respect of taxes paid by the Borrower pursuant to this Section 2.4(c), which in the good faith judgment of such Lender is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by the Borrower in connection with such refunded taxes, to the Borrower, net of all out-of- pocket expenses (including any taxes to which such Lender has become subject as a result of its receipt of such refund) of such Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the applicable Lender, shall repay to such Lender amounts paid over pursuant to the preceding clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.5 Procedure for Making the Loans.

(a) Notice. Borrower shall notify Lenders of the date on which Borrower desires Lender to make any Loan at least five (5) Business Days in advance of the desired Funding Date, unless Lenders elect at their sole discretion to allow the Funding Date to be within five (5) Business Days of borrower’s notice. Borrower’s execution and delivery to Lenders of one or more Notes shall be Borrower’s agreement to the terms and calculations thereunder with respect to the Loan. Lenders’ obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b) Loan Rate Calculation. Prior to each Funding Date, Lenders shall establish the Loan Rate with respect to such Loan, which shall be set forth in the Note to be executed by Borrower with respect to such Loan and shall be conclusive in the absence of a manifest error.

(c) Disbursement. Lenders shall disburse the proceeds of each Loan by wire transfer to Borrower at the account specified in the Funding Certificate for such Loan.

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2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a) Good Faith Deposit.

(i) Loan A and Loan B. Borrower has delivered to Horizon a good faith deposit in the amount of Sixty Five Thousand Dollars ($65,000) (the “Good Faith Deposit Loans A and B”). The Good Faith Deposit Loans A and B was credited to the Commitment Fee and to the expenses in Section 2.6(b) incurred in connection with the Original Loan Agreement.

(ii) Loan C and Loan D. Borrower has delivered to Horizon a good faith deposit in the amount of Thirty Thousand Dollars ($30,000) (the “Good Faith Deposit Loans C and D”). The Good Faith Deposit will be credited to the Commitment Fee and to the expenses in Section 2.6(b) incurred in connection with this Agreement. If the Funding Date does not occur, Lenders shall retain the Good Faith Deposit Loans C and D as compensation for their time, expenses and opportunity cost.

(b) Legal, Due Diligence and Documentation Expenses. Concurrently with its execution and delivery of this Agreement, Borrower shall pay to Lenders the Lenders’ reasonable legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents.

(c) Commitment Fee.

(i) Loan A and Loan B. Borrower has paid to Lenders concurrently with its execution and delivery of the Original Agreement, one commitment fee in the amount of Sixty Thousand Dollars ($60,000) (the “Commitment Fee Loans A and B”) to be shared pro rata by the Lenders. The Commitment Fee Loans A and B was retained by Lenders and deemed fully earned upon receipt.

(ii) Loan C and Loan D. Borrower shall pay to Lenders concurrently with its execution and delivery of this Agreement, one commitment fee in the amount of Fifteen Thousand Dollars ($15,000) (the “Commitment Fee Loans C and D”) to be shared pro rata by the Lenders. The Commitment Fee Loans C and D shall be retained by Lenders and be deemed fully earned upon receipt.

3. Conditions of Loans.

3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, Lenders shall have received, in form and substance reasonably satisfactory to each Lender, all of the following (unless a Lender has agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loan and shall be deemed added to Section 3.2 and 3.3):

(a) Loan Agreement. This Agreement duly executed by Borrower and Lenders.

(b) Warrant. The Warrants duly executed by Borrower.

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(c) Secretary’s Certificate. A certificate of the secretary or assistant secretary of Borrower with copies of the following documents attached: (i) the certificate of incorporation and bylaws of Borrower certified by Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(d) Good Standing Certificates. A good standing certificate from Borrower’s state of incorporation and the state in which Borrower’s principal place of business is located, each dated as of a recent date.

(e) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(f) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrant and the other Loan Documents.

(g) Legal Opinion. A legal opinion of Borrower’s counsel substantially covering the matters set forth in Exhibit E hereto.

(h) Account Control Agreements. Account Control Agreements for all of Borrower’s deposit accounts and accounts holding securities duly executed by all of the parties thereto, in the forms provided by or reasonably acceptable to each Lender.

(i) Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to Making Loan A and Loan B. The obligation of Lender to make Loan A and Loan B is further subject to the following conditions:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Landlord Agreements. Borrower shall have provided Lenders with a Landlord Agreement for each location where Borrower’s books and records and the Collateral is located (unless Borrower is the fee owner thereof).

(c) Note Loans A and B. Borrower shall have duly executed and delivered a Note Loans A and B in the amount of the Loan A to Horizon, and a Note Loans A and B in the amount of Loan B to DBD.

(d) UCC Financing Statements. Lenders shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements, as Lenders shall reasonably request to evidence the perfection and priority of the security interests granted to Collateral Agent and Lenders pursuant to Section 4. Borrower authorizes Collateral Agent and Lenders to file any UCC financing statements, continuations of or amendments to UCC financing statements it deems necessary to perfect its security interest in the Collateral.

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(e) Funding Certificate. Borrower shall have duly executed and delivered to Lenders a Funding Certificate for such Loans.

(f) Subordination Agreement. A Subordination Agreement with respect to the Indebtedness constituting Permitted Indebtedness under subsection (d) of the definition of Permitted Indebtedness, executed by the lender providing such Indebtedness.

(g) Silicon Valley Bank Payoff Letter. A payoff letter from Silicon Valley Bank, reasonably satisfactory to Lenders, which letter shall (1) include the amount necessary to fully repay the Indebtedness owed by Borrower to Silicon Valley Bank, other than the Indebtedness covered in section (d) of the definition of Permitted Indebtedness, and (2) grant Borrower or Lenders the right to take all necessary steps to release any Liens filed in connection with such Indebtedness owed by Borrower to Silicon Valley Bank.

(h) Gold Hill Capital Payoff Letter. A payoff letter from Gold Hill Capital, reasonably satisfactory to Lenders, which letter shall (1) include the amount necessary to fully repay the Indebtedness owed by Borrower to Gold Hill Capital and (2) grant Borrower or Lenders the right to take all necessary steps to release any Liens filed in connection with such Indebtedness owed by Borrower to Gold Hill Capital.

(i) Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.3 Conditions Precedent to Malting Loan C and Loan D. The obligation of Lender to make Loan C and Loan Dis further subject to the following conditions:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Note Loans C and D. Borrower shall have duly executed and delivered a Note Loans C and Din the amount of the Loan C to Horizon, and a Note Loans C and D in the amount of Loan D to DBD.

(c) Funding Certificate. Borrower shall have duly executed and delivered to Lenders a Funding Certificate for such Loans.

(d) Representations and Warranties. The representations and warranties made by Borrower in Section 5 and in the other Loan Documents shall be true and correct as of such Funding Date.

(e) Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.4 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lenders each item required to be delivered to Lenders as a condition to each Loan, if such Loan is advanced. Borrower expressly agrees that the extension of any Loan prior to the receipt by a Lender of any such item shall not constitute a waiver by such Lender of

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Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in such Lender’s sole discretion.

4. Creation of Security Interest.

4.1 Grant of Security Interest. Borrower grants to Collateral Agent and each Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrant). The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in the following personal property of Borrower, including without limitation, all of the following:

(a) All goods (and embedded computer programs and supporting information included witl1in the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including, without limitation, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit (whether or not the letter of credit is evidenced by a writing), certificates of deposit, instruments, promissory

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notes, chattel paper (whether tangible or electronic) and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing; and

(f) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property; but

Notwithstanding the foregoing, the Collateral shall not include (i) more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock of any Foreign Subsidiary; or (ii) any Intellectual Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

4.2 After-Acquired Property. If Borrower shall at any time acquire a commercial tort claim, as defined in the Code, Borrower shall immediately notify Collateral Agent and the Lenders in writing signed by Borrower of the brief details thereof and grant to Collateral Agent and each Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Collateral Agent.

4.3 Duration of Security Interest. Collateral Agent’s and each Lenders’ security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations and termination of each Lender’s commitment to fund the Loans, whereupon such security interest shall terminate. Collateral Agent and each Lender shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3 as to such Lender, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4 Location and Possession of Collateral. The Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule (except in accordance with Section 7.2 and other Collateral not valued in excess of $25,000 in the aggregate). Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Collateral Agent and Lenders for perfection of their security interest therein) and so long as no Event of Default has occurred, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and

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use of the Collateral shall at all time be subject to the observance and performance of the terms of this Agreement.

4.5 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Collateral Agent and Lenders, at the request of Collateral Agent, all financing statements and other documents Collateral Agent may reasonably request, in form satisfactory to Collateral Agent and Lenders, to perfect and continue Collateral Agent’s and Lenders’ perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6 Right to Inspect. Collateral Agent and each Lender (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral up to once per fiscal year (unless an Event of Default has occurred that has not been waived in writing by Lenders).

4.7 Protection of Intellectual Property. Borrower shall (i) protect, defend and maintain the validity and enforceability of its material Intellectual Property, and cause each of its Subsidiaries to do the same, and promptly advise Collateral Agent in writing of material infringements, and (ii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s written consent.

4.8 Lien Subordination. Lender agrees that the Liens granted to it hereunder shall be subordinate to the Liens to secure the Indebtedness permitted under clause (d) of the definition of Permitted Indebtedness. Notwithstanding the foregoing, the Obligations hereunder shall not be subordinate in right of payment to any other obligations to any third parties, including, without limitation, other lenders, equipment lenders or equipment lessors and Lender’s rights and remedies hereunder shall not in any way be subordinate to the rights and remedies of any such third parties except as specifically set forth in a subordination or other agreement relating to the Indebtedness permitted under clause (d) of the definition of Permitted Indebtedness, executed by Lenders and the lender providing the Indebtedness permitted under clause (d) of the definition of Permitted Indebtedness. So long as no Event of Default has occurred, Collateral Agent and Lenders agree to execute and deliver such agreements and documents as may be reasonably requested by Borrower from time to time which set forth the lien subordination described in this Section 4.8 and are reasonably acceptable to Collateral Agent and Lenders.

5. Representations and Warranties. Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

5.1 Organization and Qualification. Borrower is a corporation duly organized and validly existing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any jurisdiction in which the conduct of its business or its ownership of Property requires that it be so qualified and licensed or in which the Collateral is

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located, except for such states as to which any failure to so qualify would not, and/or would not reasonably be expected to, have a material adverse effect on Borrower.

5.2 Authority. Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Borrower has all requisite power and authority to own and operate its Property and to carry on its businesses as now conducted. Borrower has obtained all licenses, permits, approvals and other authorizations necessary for the operation of its business.

5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of Borrower or any law or any regulation, order, writ, injunction or decree of any court or Governmental instrumentality or any material agreement or instrument to which Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Loans, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (i) the valid execution and delivery of any Loan Document to which Borrower is a party, (ii) the performance of Borrower’s obligations under any Loan Document, or (iii) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrant. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of Borrower’s current Intellectual Property. Borrower has not received any communications alleging that Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person. Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property. The Collateral and the Borrower’s Intellectual Property constitute substantially all of the assets and property of Borrower.

5.6 Name: Location of Chief Executive Office, Principal Place of Business and Collateral. Borrower has not done business under any name other than that specified on the

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signature page hereof. Borrower’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement. The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule. Borrower owns all Intellectual Property associated with the business of the Borrower and of its Subsidiaries, free and clear of any liens other than Permitted Liens.

5.7 Litigation. Except as indicated in the annexed Exhibit A, there are no actions or proceedings pending by or against Borrower before any court, arbitral tribunal, regulatory organization, administrative agency or similar body. Borrower does not have knowledge of any threatened actions or proceedings against the Borrower.

5.8 Financial Statements. All financial statements relating to Borrower or any Affiliate that have been or may hereafter be delivered by Borrower to Collateral Agent or a Lender present fairly in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended.

5.9 No Material Adverse Effect. As of the date of this agreement, no event has occurred and no condition exists which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower since December 31, 2012.

5.10 Full Disclosure. No representation, warranty or other statement made by Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Collateral Agent or any Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. There is no fact known to Borrower which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.

5.11 Solvency, Etc. Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.12 Subsidiaries. Borrower has no Subsidiaries, except (i) eASIC Japan Co., LTD, an entity formed pursuant to the laws of Japan, (ii) eASIC Limited, an entity formed pursuant to the laws of Bermuda (“eAsic Bermuda”), (iii) eASIC Corporation SRL, an entity formed pursuant to the laws of Romania (“eAsic Romania”) and (iv) eASIC (M) SDN BHD, an entity formed pursuant to the laws of Malaysia (“eAsic Malaysia”). None of the Subsidiaries

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own any right, title or interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, methods, processes, !mow how, drawings, specifications, descriptions, or any memoranda, notes, or records with respect to any research and development, whether now owned or subsequently acquired or developed by Borrower or a Subsidiary and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code). Borrower has provided Lenders with true, correct and complete copies of the Contract Assignment and Assumption Agreement dated as of March 16, 2005 between Borrower and eASIC Bermuda, the Research and Development Agreement dated as of March 15, 2005 between eAsic Bermuda and eAsic Romania and the Research and Development Agreement between eAsic Bermuda and eAsic Malaysia (such agreements, collectively, the “R&D Agreements”), as well as of the organizational documents of each of the Subsidiaries, and the Disclosure Schedule contains a true, correct and complete list of all such assets covered by the R&D Agreements. There are no other agreements or undertakings between Borrower or any of the Subsidiaries or among the Subsidiaries.

5.13 Catastrophic Events; Labor Disputes. Neither Borrower nor its assets is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower.

5.14 Certain Agreements of Officers, Employees and Consultants.

(a) No Violation. To the knowledge of Borrower, no officer, employee or consultant of Borrower is, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other material contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by Borrower because of the nature of the business conducted or to be conducted by Borrower or relating to the use of trade secrets or proprietary information of others, and to Borrower’s knowledge, the continued employment of Borrower’s officers, employees and consultants does not subject Borrower to any material liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant.

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(b) No Present Intention to Terminate. To the knowledge of Borrower, no officer of Borrower, and no employee or consultant of Borrower whose termination, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower, has any present intention of terminating his or her employment or consulting relationship with Borrower.

5.15 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the IRS Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

5.16 Blocked Person. To the best of Borrower’s knowledge, as of the date hereof and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or of any of its affiliates constitute (or will constitute) property of, or are (or will be) beneficially owned, directly or indirectly, by any Blocked Person; (b) no Blocked Person has (or will have) any interest of any nature whatsoever in Borrower or in its affiliates, with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable Jaw; and (c) none of the funds of Borrower or of its affiliates have been (or will be) derived from any unlawful activity with the result that the investment in the respective party (whether directly or indirectly), is prohibited by applicable law or the Loans are in violation of applicable law.

5.17 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

5.18 Payment of Taxes. All federal and other material tax returns, reports and statements (including any attachments thereto or amendments thereof) of Borrower filed or required to be filed by any of them have been timely filed (or extensions have been have been obtained and such extensions have not expired), and all taxes shown on such tax returns or otherwise due and payable and all assessments, fees and other governmental charges upon Borrower and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for the payment of any such taxes, assessments, fees and other governmental charges which are being diligently contested by Borrower in good faith by appropriate proceedings and for which adequate reserves have been made under GAAP. To the knowledge of Borrower, no tax return of Borrower is currently under an audit or examination, and Borrower has not received written notice of any proposed audit or examination, in each case, where a material amount of tax is at issue. Borrower is not an “S corporation” within the meaning of Section 1361(a)(l) of the Internal Revenue Code of 1986, as amended.

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6. Affirmative Covenants. Borrower, until the full and complete payment of the Obligations, covenants and agrees that:

6.1 Good Standing. Borrower shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on the financial condition, operations or business of Borrower. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a material adverse effect on its financial condition, operations or business.

6.2 Government Compliance. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to materially adversely affect the financial condition, operations or business of Borrower.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Collateral Agent: (a) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared balance sheet, income statement and cash flow statement covering Borrower’s operations during such period, certified by Borrower’s president, treasurer or chief financial officer (each, a “Responsible Officer”); (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited financial statements of Borrower prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lenders; provided that, such audited financial statements for the fiscal years ending 2012 and 2013 shall not be required until December 31, 2014; and (c) as soon as available, but in any event within thirty (30) days after the first to occur of (1) the end of borrower’s fiscal year or (2) the date of Borrower’s board of directors’ adoption, Borrower’s operating budget and plan for the next fiscal year; and (d) such other financial information as any Lender may reasonably request from time to time. From and after such time as Borrower becomes a publicly reporting company, promptly as they are available and in any event: (x) at the time of filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower, the financial statements of Borrower filed with such Form 10-K; and (y) at tl1e time of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Borrower, the financial statements of Borrower filed with such Form 10-Q. In addition, Borrower shall deliver to Lenders (i) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders; and (ii) immediately upon receipt of notice thereof, a report of any material legal actions pending or threatened against Borrower or the commencement of any action, proceeding or governmental investigation involving Borrower is commenced that is reasonably expected to result in damages or costs to Borrower of One Hundred Fifty Thousand Dollars ($150,000).

6.4 Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to each Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

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6.5 Notice of Defaults. As soon as possible, and in any event within five (5) Business Days after the discovery of a Default or an Event of Default, Borrower shall provide Collateral Agent with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto.

6.6 Taxes. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Collateral Agent and the Lenders, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Collateral Agent and the Lenders with satisfactory proof indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or Joss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower). In addition, Borrower shall not change its jurisdiction of residence for taxation purposes.

6.7 Use; Maintenance. Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Collateral Agent. Borrower shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation. With respect to items of leased equipment (to the extent Collateral Agent and Lenders have any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease.

6.8 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts, as Collateral Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Collateral Agent. All property policies shall have a lender’s Joss payable endorsement showing Collateral Agent as an additional loss payee and all liability policies shall show Collateral Agent as an additional insured and all policies shall provide that the insurer must give Collateral Agent at least twenty (20) days notice before canceling its policy At Collateral Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any property policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the benefit of Lenders, on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any property policy, toward the replacement or repair of destroyed or damaged

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property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Collateral Agent and Lenders have been granted a security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such property policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the benefit of Lenders, on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Collateral Agent deems prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Collateral Agent certificates of insurance or other evidence satisfactory to Lender that insurance complying with all of the above requirements is in effect.

6.9 Security Interest. Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Collateral Agent and Lenders pursuant to this Agreement (i) constitute and will continue to constitute a security interest (except to the extent any Permitted Liens may have a superior priority to Collateral Agent’s and Lenders’ Lien under this Agreement, including Indebtedness covered in Section (d)) and (ii) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent of such Permitted Liens, including Indebtedness covered in Section (d)).

6.10 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Collateral Agent or any Lender to make effective the purposes of this Agreement, including without limitation, the continued perfection and priority of Collateral Agent’s and Lenders’ security interest in the Collateral.

6.11 Equity Investment. Borrower shall permit Lenders or their respective assignees, at each Lender’s sole discretion, to collectively (based on all Loans A and B and Loans C and D hereunder) purchase up to an aggregate amount of One Million Dollars ($1,000,000) of the securities sold in Borrower’s next round of equity financing at the same price and on the same terms as paid and received by the lead investor of the equity financing (but excluding an initial public offering, if such offering is the next round of equity financing). In the event that any Lender declines to purchase its full pro rata portion of Borrower’s securities pursuant to this Section 6.11, the other Lender may purchase more than its pro rata portion of the securities to be offered hereunder, provided that the aggregate amount of securities purchase by Lenders pursuant to this Section 6.11 does not exceed One Million Dollars ($1,000,000). Borrower agrees that it shall notify each Lender promptly upon the execution by Borrower of a term sheet or letter of intent setting forth the terms and conditions of such financing and in any event within five (5) days of such execution.

6.12 Subsidiaries. Borrower shall, upon Lenders’ request, cause any Subsidiary of Borrower (other than Foreign Subsidiaries) to provide Collateral Agent and Lenders with a guaranty of the Obligations and a security interest in such Subsidiary’s assets to secure such guaranty.

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6.13 Bermuda Subsidiary. Upon Collateral Agent’s or a Lender’s request, Borrower shall execute and deliver to Collateral Agent and Lenders all documents that Collateral Agent and Lenders deem necessary or advisable to file and perfect Collateral Agent’s and each Lender’s security interest in sixty-five percent (65%) of the outstanding capital stock of eASIC Bermuda, an entity formed pursuant to the laws of Bermuda.

6.14 Keeping of Books. Borrower shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower and its Subsidiaries in accordance with GAAP.

7. Negative Covenants. Borrower, until the full and complete payment of the Obligations, covenants and agrees that Borrower shall not:

7.1 Chief Executive Office. Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without fifteen (15) days prior written notice to Collateral Agent.

7.2 Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral from Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule (as updated from time to time by Borrower) or in the ordinary course of borrower’s business.

7.3 Liens. Create, incur, allow or suffer any Lien on any of its property, or assign or convey any right to _receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the security interest granted herein (except for Permitted Liens that are permitted by the terms of this agreement to have priority to Collateral Agent’s and Lenders’ Lien), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent or Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of borrower’s or any Subsidiary’s Intellectual Property, except (a) as otherwise permitted in Section 7.4 hereof and (b) as permitted in the definition of “Permitted Liens” herein.

7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (i) Transfers of inventory in the ordinary course of business; (ii) Transfers of worn-out or obsolete equipment made in the ordinary course of business; (iii) Transfers permitted under subclause (a) of the definition of Permitted Liens with respect to Collateral made in the ordinary course of business; (iv) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; and (v) other Transfers made in the ordinary course of business not specifically enumerated herein not to exceed $10,000 in any fiscal year.

7.5 Distributions. (i) Pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not

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to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose; provided, however, Borrower may pay dividends payable solely in Borrower’s common stock and cash in lieu of fractional shares.

7.6 Mergers or Acquisitions. Merge or consolidate with or into any other Person or acquire all or substantially all of the capital stock or assets of another Person unless in connection with any such merger or consolidation, all Obligations to Lenders are repaid on or before the consummation of any such transaction, and Lender’s obligations to extend credit to Borrower hereunder are terminated. Notwithstanding the foregoing, a Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary has provided a secured guaranty of Borrower’s Obligations hereunder) or into Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.7 Change in Business or Ownership. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its ownership equal to or greater than twenty-five percent (25%) (i) other than by the sale by Borrower of Borrower’s Equity Securities in a public offering or (ii) to venture capital investors so long as Borrower identifies to Collateral Agent the venture capital investors prior to the execution of a definitive agreement relating to such change of ownership and such venture capital investors have cleared each Lender’s “know your customer” checks.

7.8 Transactions With Affiliates/Subsidiaries. (i) Enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except (a) upon terms at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of Borrower; and (b) equity or debt financings with Borrower’s investors, provided any such debt financings are Subordinated Debt; (ii) create a Foreign Subsidiary, or (iii) create a Subsidiary that is not a Foreign Subsidiary, unless such Subsidiary guarantees the Obligations and grants a security interest in its assets to secure such guaranty.

7.9 Indebtedness Payments. (i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement or under any revolving credit agreement constituting Permitted Indebtedness under clause (d) of the definition of Permitted Indebtedness) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders, provided that Borrower shall be permitted to convert any such notes into equity securities of the Borrower.

7.10 Indebtedness. Create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

7.11 Investments. Make any Investment except for Permitted Investments.

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7.12 Compliance.

(a) Borrower will not, nor will it permit any Subsidiary to: (i) become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Loan for that purpose; (ii) become a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; (iii) become subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or (iv) fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (v) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or could reasonably be expected to cause a material adverse change.

(b) Lenders hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and each Lender’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow such Lender to identify such party in accordance with Anti-Terrorism Laws. Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) enter into any documents, instruments, agreements or contracts with any Blocked Person. Borrower shall immediately notify each Lender if Borrower has knowledge that Borrower or any Subsidiary or Affiliate is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.13 Maintenance of Accounts. (i) Maintain any deposit account or account holding securities owned by Borrower except accounts with respect to which Collateral Agent and Lenders are able to take such actions as they deem necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements; or (ii) grant or allow any other Person (other than Collateral Agent or Lenders) to perfect a security interest in, or enter into any agreements with any Persons (other than Collateral Agent or Lenders) accomplishing perfection via control as to, any of its deposit accounts or accounts holding securities other than in favor of the lender providing Borrower with Indebtedness permitted under subsection (d) of the definition of Permitted Indebtedness. Notwithstanding the foregoing,

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Borrower and its subsidiaries may maintain one or more deposit accounts with financial institutions outside of the United States over which Collateral Agent and Lenders do not maintain Account Control Agreements, provided, that (i) eASIC Malaysia, an entity formed pursuant to the laws of Malaysia, may maintain not more than Three Hundred Thousand Dollars (USD$300,000) in the aggregate at any time on deposit in accounts over which Lenders do not maintain Account Control Agreements, (ii) all Subsidiaries other than eASIC Malaysia may maintain not more than Two Hundred Fifty Thousand Dollars (USD$250,000) in the aggregate at any time on deposit in accounts over which Lenders do not maintain Account Control Agreements and (iii) Borrower shall provide Collateral Agent and each Lender with a list of all such accounts not less than once per fiscal quarter.

7.14 Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien of any kind upon any Intellectual Property or Transfer, or permit any Subsidiary to Transfer, any Intellectual Property, whether now owned or hereafter acquired, other than non-exclusive licenses of Intellectual Property entered into in the ordinary course of business and, in the case of any foreign Subsidiary, any Transfer of Intellectual Property to the Borrower or eASIC Bermuda pursuant to any R&D Agreement.

7.15 R&D Agreements. Cancel or terminate any R&D Agreement or consent to or accept any cancellation thereof, amend or otherwise modify any R&D Agreement or give any consent, approval or waiver thereunder, agree in any manner to any other amendment, modification or change of any term or condition of any R&D Agreement or take any other action in connection with any R&D Agreement that, in each case, would impair the value of the interest or rights of Borrower thereunder with respect to Intellectual Property, or permit any of its Subsidiaries to do any of the foregoing.

7.16 Subsidiary Organizational Documents. Amend or modify the organizational documents of any of the Subsidiaries, or consent to or accept any amendment or modification thereof, grant any waiver thereunder, or agree in any manner to any other amendment, modification or change of any term or condition of any such organizational documents or permit any of its Subsidiaries to do any of the foregoing.

8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1 Failure to Pay. If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (i) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date, or (ii) any other portion of the Obligations within five (5) days after receipt of written notice from a Lender that such payment is due.

8.2 Certain Covenant Defaults. If Borrower fails to perform any obligation arising under Sections 6.5 or 6.8 or violates any of the covenants contained in Section 7 of this Agreement.

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8.3 Other Covenant Defaults. If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.14), in any of the other Loan Documents and Borrower has failed to cure such default within fifteen (15) days of the occurrence of such default. During this fifteen (15) day period, the failure to cure the default is not an Event of Default (but no Loan will be made during the cure period).

8.4 Material Adverse Change. If there occurs a material adverse change in Borrower’s business, or if there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Lender or a material impairment of the value or priority of Collateral Agent’s and Lenders’ security interest in the Collateral.

8.5 Investor Abandonment. If Lenders determines in their reasonable good faith judgment, that it is the clear intention of Borrower’s investors not to continue to fund the Borrower in the amounts and within the timeframe necessary to enable Borrower to satisfy the Obligations as they become due and payable.

8.6 Seizure of Assets, Etc. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

8.7 Service of Process. The service of process upon Collateral Agent or any Lender seeking to attach by a trustee or other process any funds of the Borrower on deposit or otherwise held by such Collateral Agent or Lender, or the delivery upon Collateral Agent or any Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of the Borrower on deposit or otherwise held by Collateral Agent or such Lender, or the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than Collateral Agent or a Lender) seeking to foreclose or attach any such accounts or securities.

8.8 Default on Indebtedness. One or more defaults shall exist under any agreement with any third party or parties which consists of the failure to pay any Indebtedness at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or a default shall exist under any financing agreement with a Lender or any Lender’s Affiliates, provided, however, that the Event of Default under this Section 8.8 caused by the occurrence of a default under such other agreement shall be cured or

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waived for purposes of this Agreement upon Lender receiving written notice from the party asserting such default of the cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Lender has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could, in the good faith judgment of Lenders, be materially less advantageous to Borrower.

8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000), which judgment or judgments are not covered by insurance, shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days or more.

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Collateral Agent or any Lender by Borrower or any officer, employee, agent, or director of Borrower, without regard to any materiality qualifiers contained therein.

8.11 Breach of Warrant. If Borrower shall breach any material term of any warrant.

8.12 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.13 Involuntary Insolvency Proceeding. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its Property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.14 Voluntary Insolvency Proceeding. If Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its Property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

9. Lender’s Rights and Remedies.

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9.1 Rights and Remedies. Upon the occurrence of any Default or Event of Default, no Lender shall have any further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence of an Event of Default, Collateral Agent and each Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Collateral Agent and each Lender may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Sections 8.12, 8.13 or 8.14 all Obligations shall become immediately due and payable without any action by Lender);

(b) Protection of Collateral. Make such payments and do such acts as Collateral Agent considers necessary or reasonable to protect Collateral Agent’s and Lenders’ security interest in the Collateral. Borrower agrees to assemble the Collateral if Collateral Agent so requires and to make the Collateral available to Collateral Agent as Collateral Agent may designate. Borrower authorizes Collateral Agent, each Lender and their designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Collateral Agent’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Collateral Agent and each Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Collateral Agent’s and each Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Collateral Agent, each Lender and their agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s Intellectual Property, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Collateral Agent’s or a Lender’s exercise of its remedies hereunder;

(d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Collateral Agent determines are commercially reasonable; and

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(e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Set Off Right. Lenders may set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Collateral Agent’s or a Lender’s possession or control.

9.3 Effect of Sale. Upon the occurrence of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Collateral Agent or a Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint Collateral Agent (which appointment is coupled with an interest), the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect, or to continue the perfection of Collateral Agent’s and Lenders’ security interests in the Collateral. Borrower does hereby irrevocably appoint Collateral Agent (which appointment is coupled with an interest) on the occurrence of an Event of Default, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Collateral Agent were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that

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come into Collateral Agent’s or a Lender’s possession or under Collateral Agent’s or a Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Collateral Agent’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Collateral Agent may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Collateral Agent and Lenders in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral Agent determines reasonable; (i) transfer the Collateral into the name of Collateral Agent, a Lender or a third party as the Code permits; and G) to otherwise act with respect thereto as though Collateral Agent were the outright owner of the Collateral.

9.5 Lenders’ Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Collateral Agent may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Collateral Agent deems prudent. Any amounts paid or deposited by Collateral Agent shall constitute Lenders’ Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Collateral Agent shall not constitute an agreement by Collateral Agent to make similar payments in the future or a waiver by Collateral Agent or any Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including without limitation, Lenders’ Expenses, incurred by Collateral Agent or any Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6 Remedies Cumulative. Collateral Agent’s and each Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Collateral Agent and each Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Collateral Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Collateral Agent or any Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Collateral Agent or any Lender shall constitute a waiver, election, or acquiescence by it.

9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Collateral Agent or any Lender, at the time of or received by Collateral Agent or any Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses,

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liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Collateral Agent and Lenders, including, without limitation, Lenders’ Expenses;

(b) Second, to the payment to Lenders of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then to the unpaid interest thereon, then to the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, then to the principal balance of the Loans, and then to the payment of other amounts then payable to Lender under any of the Loan Documents); and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to the Person lawfully entitled to receive the same.

9.8 Reinstatement of Rights. If Collateral Agent or any Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Collateral Agent and Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10. Waivers; Indemnification.

10.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Collateral Agent or any Lender on which Borrower may in any way be liable.

10.2 Lender’s Liability for Collateral. So long as Collateral Agent and each Lender complies with its obligations, if any, under the Code, neither Collateral Agent nor any Lender shall in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Collateral Agent’s or any Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated;

(a) General Indemnity. Borrower agrees upon demand to pay or reimburse Collateral Agent and each Lender for all liabilities, obligations and out-of-pocket expenses, including, without limitation, Lenders’ Expenses and reasonable fees and expenses of counsel for Collateral Agent and each Lender from time to time arising in connection with the

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enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Borrower shall indemnify, reimburse and hold Collateral Agent, each Lender, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document, other than Claims caused by any Indemnified Person’s gross negligence or willful misconduct. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort, or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify Collateral Agent, and Indemnified Person, or any Lender for any liability incurred by Collateral Agent, any Indemnified Person, or any Lender as a direct and sole result of Collateral Agent or any Lender’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Collateral Agent’s or a Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Collateral Agent and Lenders, each of its members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a). Borrower shall not settle or compromise any Claim against or involving Collateral Agent or any Lender without first obtaining Collateral Agent’s or such Lender’s written consent thereto, which consent shall not be unreasonably withheld.

(b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM COLLATERAL AGENT OR ANY LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of

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Borrower. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	eASIC Corporation
2585 Augustine Drive, Suite 100
Santa Clara, CA 95054
Attention: Chief Financial Officer and
Larry Borras, V.P. of Finance
Fax: (408)-855-9201
Ph: (408)-855-3039

with a copy to:	Cooley LLP
3175 Hanover Street
Palo Alto, CA
Attention: James Strawbridge
Fax: (650) 849-7400
Ph: (650) 849-7026

If to Horizon or Horizon	Horizon Technology Finance Corporation
Trust:	312 Farmington Avenue
Farmington, CT 06032
Attention: Legal Department
Fax: (860) 676-8655
Ph: (860) 676-8654

If to DBD or to FCO:	DBD Credit Funding LLC
c/o Fortress Investment Group
1345 Avenue of the Americas, 46th Floor
New York, NY 10105
Attn: General Counsel- Credit Funds
Fax: 917-639-9672

With a copy to:	Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Attn: Martin Toulouse
Fax: (212) 408-2501
Ph: (212) 408-2500

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The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. General Provisions.

12.1 Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without each Lender’s prior written consent, which consent may be granted or withheld in each Lender’s sole discretion. Each Lender shall have the right without the consent of or notice to Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in such Lender’s rights and benefits hereunder. Collateral Agent and each Lender may disclose the Loan Documents and any other financial or other information relating to Borrower or any Subsidiary to any potential participant or assignee of any of the Loans, provided that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.

12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement. This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement among Borrower, Collateral Agent and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Borrower acknowledges that it is not relying on any representation or agreement made by Collateral Agent, any Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction. This Agreement is the result of negotiations between and has been reviewed by each of Borrower, Collateral Agent and each Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Collateral Agent or any Lender. Borrower, Collateral Agent and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s, Collateral Agent’s or any Lender’s actual intentions.

(c) Amendments and Waivers. Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of each Lender. Any and all

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amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Collateral Agent, each Lender and Borrower. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Collateral Agent, Lenders and on Borrower.

12.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Collateral Agent and Lenders, notwithstanding any investigation by Collateral Agent or any Lender.

12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of Borrower to indemnify Collateral Agent and Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Collateral Agent or any Lender have run.

13. Relationship of Parties. Borrower and Lenders acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lenders, on the other, is, and at all time shall remain solely that of a borrower and lender. No Lender shall, under any circumstances, be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall any Lender, under any circumstances, be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty or any other duty to Borrower or any of its Affiliates. Neither Collateral Agent nor any Lender undertakes or assumes any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Collateral Agent or any Lender or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Collateral Agent or any Lender in connection with such matters is

45.

solely for the protection of Collateral Agent and Lenders and neither Borrower nor any Affiliate is entitled to rely thereon.

14. Confidentiality. All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to Collateral Agent or any Lender in writing or through inspection pursuant to this Agreement that is marked confidential shall be considered confidential. Collateral Agent and each Lender agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as Collateral Agent and such Lender uses with its own confidential information, but in any event no less than a reasonable degree of care. Neither Collateral Agent nor any Lender shall disclose such information to any third party (other than to (a) Collateral Agent’s or any Lender’s members, partners, attorneys, governmental regulators, or auditors, (h) to Collateral Agent’s or a Lender’s subsidiaries and affiliates and prospective transferees and purchasers of the Loans, (c) on a confidential basis, to any rating agency or (d) to prospective transferees and purchasers of the Loans or any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Obligations, all subject to the same confidentiality obligation set forth herein or as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Collateral Agent’s or any Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (a) was known to the public prior to disclosure by Borrower under this Agreement, (b) becomes known to the public through no fault of Collateral Agent or any Lender, (c) is disclosed to Collateral Agent or any Lender by a third party having a legal right to make such disclosure, or (d) is independently developed by Collateral Agent or any Lender. Notwithstanding the foregoing, Collateral Agent’s and Lenders’ agreement of confidentiality shall not apply if Collateral Agent or any Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Collateral Agent’s or a Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Lender’s security interest in the Collateral.

15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH OF BORROWER, COLLATERAL AGENT AND LENDERS HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. BORROWER, COLLATERAL AGENT AND LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of page intentionally left blank.]

46.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER: eASIC CORPORATION

By:	/s/ Richard Deranleau
Name:	Richard Deranleau
Title:	VP Finance & CFO

LENDERS:

HORIZON TECHNOLOGY FINANCE CORPORATION, as Lender and Collateral Agent		DBD CREDIT FUNDING LLC

By:	/s/ Robert D. Pomeroy, Jr.	By:	/s/ Constantine M. Dakolias
Name: Robert D. Pomeroy, Jr.		Name: Constantine M. Dakolias
Title: Chief Executive Officer		Title: President

HORIZON FUNDING TRUST 2013-1 By: Horizon Technology Finance Corporation, its agent		FORTRESS CREDIT OPPORTUNITIES I LP By: Fortress Credit Opportunities I GP LLC, its general partner

By:	/s/ Robert D. Pomeroy, Jr.	By:	/s/ Constantine M. Dakolias
Name: Robert D. Pomeroy, Jr.		Name: Constantine M. Dakolias
Title: Chief Executive Officer		Title: President

[SIGNATURE PAGE TO VENTURE LOAN AND SECURITY AGREEMENT]

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Form of Note Loans A and B
Exhibit D	Form of Note Loans C and D
Exhibit E	Form of Legal Opinion
Exhibit F	Form of Officer’s Certificate

EXHIBIT A

DISCLOSURE SCHEDULE

Borrower hereby certifies the following information to Lenders:

Section 1. Information For UCC Financing Statements and Searches and Deposit Accounts and Accounts Holding Securities.

(a) The exact corporate name of Borrower as it appears in its Certificate of Incorporation, as amended to date is: eASIC CORPORATION.

(b) Borrower’s state of incorporation is: Delaware.

(c) The organizational ID number of Borrower from its jurisdiction of incorporation is:             .

(d) Borrower’s taxpayer identification number is:                             .

(e) The following is a list of all corporate names, dba or trade names used by Borrower in the past five years: None.

(f) The following is a list of all Subsidiaries of Borrower:

•	eASIC Japan Co. Ltd.

•	eASIC Bermuda Limited

•	eASIC Corporation SRL

•	eASIC(M) SDN. BHD.

(g) The address of Borrower’s headquarters and chief executive office is:

    eASIC Corporation

    2585 Augustine Drive, Suite 100

    Santa Clara, CA 95054

(h) The following is a list of all States where Borrower’s headquarters and chief executive office has been located in the past five years: California.

(i) The following is a list of all States where Borrower’s property and assets have been located in the past five years: California.

(j) The following is a list of all of Borrower’s accounts (bank name, address and account names and numbers):

Depository Bank	Bank Address	Type of Account	Acct. No.

Silicon Valley Bank		Checking

Silicon Valley Bank		Collateral

Foreign Accounts

Owner and Depository Bank

Account Owner: eASIC Corporation SRL

Banca Romana de Dezvoltare, Groupe Societe Generale	Current Account

Banca Romana de Dezvoltare, Groupe Societe Generale	Current Account

Banca Romana de Dezvoltare, Groupe Societe Generale	Saving Deposit

Banca Romana de Dezvoltare, Groupe Societe Generale	Saving Deposit

Account Owner: eASIC Japan Co., Ltd.

Sumitomo Mitsui Banking Corporation	Savings

Bank of Tokyo-Mitsubishi UFJ	Savings

Account Owner: eASIC (M) SDN, BHD.

HSBC Bank Malaysia Berhad	Checking

(k) The following is a list of all of Borrower’s accounts holding securities (broker/bank name, address and account names and numbers): None.

Permitted Indebtedness

Silicon Valley Bank: Revolving loan facility up to $8,000,000, which will remain outstanding.

Permitted Liens

Silicon Valley Bank – Blanket lien, excluding intellectual property. Negative pledge on intellectual property.

Collateral (Section 4.4) (continued on next page)

Name	Mailing Address	City	State/Country	Nature of Possession
Amkor Technology EASIC (M) SDN.BHD, UPS (Suzhou) Limited KESM TEST		Santa Clara Penang Suzhou Selangor	CA Malaysia China Malaysia	WIP and FG Inventory FG Inventory FG Inventory WIP and FG Inventory

a.	Bermuda Subsidiary: 73 Front Street, 4th Floor, Hamilton HM 12 Bermuda;

b.	Japanese Subsidiary: 3-17-6 Shinyokohama, Yokohama-City, Kanagawa, Japan;

c.	Romanian Subsidiary; 37 St. Lazar Street, Floor 1-3,1asi, lasi County, 700049 Romania; and

d.	Malaysian subsidiary: Lot 6.02, Level 6, Menara KWSP, 38 Jalan Sultan Ahmad Shah, Penang 10050 Malaysia.

Litigation (Section 5.7)

eASIC is pursuing a claim against its former customer, Vocentrix (Hong Kong) Limited) (“Vocentrix”) in the High Court of the Hong Kong Special Administrative Region Court with respect to a development contract in 2009/2010 between the parties for work completed by eASIC, but for which eASIC was only partially paid by Vocentrix. eASIC has reserved/written off any unpaid booked revenue relating to this matter to-date, but is still pursuing a cash collection for damages and breach of contract in the amount of approximately $3,820,000.

Subsidiary IP (Section 5.12)

eASIC Limited, an entity formed pursuant to the laws of Bermuda, holds certain good will, transferred pursuant to (i) the Research and Development Agreement dated March 15, 2005 between eASIC Limited and s.c. eASIC Corporation SRL and (ii) the Research and Development Agreement dated August 15, 2005 between eASIC Limited and eASIC (M) SDN. BHD.

EXHIBIT B

FUNDING CERTIFICATE

The undersigned, being the duly elected and acting                of eASIC Corporation, a Delaware corporation (“Borrower”), does hereby certify to HORIZON TECHNOLOGY FINANCE CORPORATION (“Horizon”), HORIZON FUNDING TRUST 2013-1 (“Horizon Trust”), FORTRESS CREDIT OPPORTUNITIES I LP (“FCO”), and DBD CREDIT FUNDING LLC (“DBD”, and collectively with Horizon, Horizon Trust and FCO the “Lenders”) in connection with that certain Amended and Restated Venture Loan and Security Agreement dated as of August    , 2014 by and among Borrower, Lenders and Horizon as Collateral Agent (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct as of the date hereof.

2. No event or condition has occurred that would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document.

3. Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied, unless waived by each Lender.

5. No material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Borrower, whether or not arising from transactions in the ordinary course of business, has occurred.

6. The proceeds for Loan C shall be disbursed as follows:

Disbursement from Horizon:

Loan Amount	$
Less:
Legal Fees	$
Balance of Commitment Fee	$

Net Proceeds due from Horizon:	$

7. The proceeds for Loan D shall be disbursed as follows:

Disbursement from DBD:

Loan Amount	$
Less:
Legal Fees
Loan D Warrant Price	$
Balance of Commitment Fee	$

Net Proceeds due from DBD:	$

Disbursement from Drawbridge Special Opportunities Fund LP (“Drawbridge”):

Warrant D Purchase Price	$

Net Proceeds due from Drawbridge:	$

8. The aggregate net proceeds of Loan C in the amount of $                shall be transferred by Horizon to Borrower’s account as follows:

Account Name:

Bank Name:

Bank Address:

Attention:

Telephone:

Account Number:

ABA Number:

9. A portion of the aggregate net proceeds of Loan D in the amount of $                shall be transferred by DBD to Borrower’s account as follows:

Account Name:

Bank Name:

Bank Address:

Attention:

Telephone:

Account Number:

ABA Number:

10. A portion of the aggregate net proceeds of Loan D in the amount of $                shall be transferred by Drawbridge to Borrower’s account as follows:

Account Name:

Bank Name:

Bank Address:

Attention:

Telephone:

Account Number:

ABA Number:

Number: ABA Number:

Dated: August    , 2014

BORROWER:

eASIC CORPORATION

By:
Name:
Title:

EXHIBIT C

SECURED PROMISSORY NOTE

[(Loan A/B)]

$	Dated: September , 2013

FOR VALUE RECEIVED, the undersigned, eASIC CORPORATION, a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to [HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware corporation/ DBD CREDIT FUNDING LLC, a Delaware limited liability company] (“Lender”) the principal amount of             Dollars ($            ) or such lesser amount as shall equal the outstanding principal balance of Loan [A/B] (the “Loan”) made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate. The Loan Rate for this Note is    % per annum based on a year of twelve 30-day months. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing             201    , through and including             201    , on the first day of each month (each an “Interest Payment Date”) Borrower s all make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of             Dollars ($            ). Commencing             201    , and continuing on the first day of each month thereafter (each a “Principal and Interest Payment Date”), Borrower shall make to Lender twenty-four (24) equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of             Dollars ($            ). Notwithstanding the foregoing, if Borrower has achieved the Interest Only Extension Milestone (as defined in the Venture Loan and Security Agreement dated as of September             , 2013 by and among Borrower, Lender and [HORIZON/DBD] (the “Loan Agreement”)), then (1) commencing             201    , through and including             201     (each a “Subsequent Interest Payment Date”), on the first day of each month Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of             Dollars ($            ) and (2) commencing on             201    , and continuing on the first day of each month thereafter (each a “Subsequent Principal and Interest Payment Date” and, collectively with each Subsequent Interest Payment Date, each a “Subsequent Payment Date”), Borrower shall make to Lender twenty-four (24) equal payments of principal plus accrued interest on the !ben outstanding principal amount due hereunder each in the amount of             Dollars ($            ). On             201    , Borrower shall make a payment of             Dollars ($            ) to Lender (the “Final Payment”), provided, however, that if Borrower achieves the Interest Only Extension Milestone, the Final Payment shall be paid on             . If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on             , provided, however, that if Borrower achieves the Interest Only Extension Milestone (as defined in the Loan Agreement), all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on             .

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement.

The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Loan Agreement. The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

Any reference herein to Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

This Note shall be governed by and construed under the laws of the State of New York (without reference to choice of law doctrine but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Note) whose laws Borrower expressly elect to apply to this Note. Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the Supreme Court of the State of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

eASIC CORPORATION

By:

Name:

Title:

[SIGNATURE PAGE TO SECURED PROMISSORY NOTE (LOAN A/B)]

EXHIBIT D

SECURED PROMISSORY NOTE

[(Loan C/D)]

$	Dated: August , 2014

FOR VALUE RECEIVED, the undersigned, eASIC CORPORATION, a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to [HORIZON TECHNOLOGY FINANCE CORPORATION, a Delaware corporation/ DBD CREDIT FUNDING LLC, a Delaware limited liability company] (“Lender”) the principal amount of             Dollars ($            ) or such lesser amount as shall equal the outstanding principal balance of Loan [C/D] (the “Loan”) made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate. The Loan Rate for this Note is    % per annum based on a year of twelve 30-day months. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing             201    , through and including             201    , on the first day of each month (each an “Interest Payment Date”) Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of             Dollars ($            ). Commencing on             201    , and continuing on the first day of each month thereafter (each a “Principal and Interest Payment Date”), Borrower shall make to Lender thirty (30) equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of             Dollars ($            ). On             201    , Borrower shall make a payment of             Dollars ($            ) to Lender (the “Final Payment”).If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on.

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in that certain Amended and Restated Venture Loan and Security Agreement dated on or about the date hereof, by and among Borrower, Lender, [HORIZON/FORTRESS], Horizon Funding Trust 2013-1 and Fortress Credit Opportunities I LP (the “Loan Agreement”). The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Loan Agreement. The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

Any reference herein to Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

This Note shall be governed by and construed under the laws of the State of New York (without reference to choice of law doctrine but with reference to Section 5-1401of the New York General Obligations Law, which by its terms applies to this Note) whose laws Borrower expressly elect to apply to this Note. Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the Supreme Court of the State of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

eASIC CORPORATION

By:

Name:

Title:

[SIGNATURE PAGE TO SECURED PROMISSORY NOTE (LOAN C/D)]

EXHIBIT E

ITEMS TO BE COVERED BY OPINION OF BORROWER’S COUNSEL

1. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and authorized to do business in the State of California.

2. Borrower has the full corporate power, authority and legal right, and has obtained all necessary approvals, consents and given all notices to execute and deliver the Loan Documents and perform the terms thereof.

3. The Loan Documents have been duly authorized, executed and delivered by Borrower and constitute valid, legal and binding agreements, and are enforceable in accordance with their terms.

4. To our knowledge, there is no action, suit, audit, investigation, proceeding or patent claim pending or threatened against Borrower in any court or before any governmental commission, agency, board or authority which might have a material adverse effect on the business, condition or operations of Borrower or the ability of Borrower to perform its obligations under the Loan Documents.

5. The Shares (as defined in the Warrant) issuable pursuant to exercise or conversion of the Warrant have been duly authorized and reserved for issuance by Borrower and, when issued in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

6. The shares of Common Stock issuable upon conversion of the Shares have been duly authorized and reserved and, when issued in accordance with the terms of Borrower’s Certificate of Incorporation, as amended, will be validly issued, fully paid and nonassessable.

7. The execution and delivery of the Loan Documents are not, and the issuance of the Shares upon exercise of the Warrant in accordance with the terms thereof will not be, inconsistent with Borrower’s Certificate of Incorporation, as amended, or Bylaws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to Borrower, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other agreement or instrument of which Borrower is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

EXHIBIT F

FORM OF OFFICER’S CERTIFICATE

TO: HORIZON TECHNOLOGY FINANCE CORPORATION

        HORIZON FUNDING TRUST 2013-1

        DBD CREDIT FUNDING LLC

        FORTRESS CREDIT OPPORTUNITIES I LP

Reference is made to the Amended and Restated Venture Loan and Security Agreement dated as of August             , 2014 (as it may be amended from time to time, the “Loan Agreement”) by and among eASIC CORPORATION (“Borrower”), HORIZON TECHNOLOGY FINANCE CORPORATION, as a Lender and Collateral Agent (“Horizon”), HORIZON FUNDING TRUST 2013-1 as a Lender (“Horizon Trust”), FORTRESS CREDIT OPPORTUNITIES I LP, as a Lender (“FCO”) and DBD CREDIT FUNDING LLC, as a Lender (“DBD” and collectively with Horizon, Horizon Trust and FCO, “Lenders”). Unless otherwise defined herein, capitalized terms have the meanings given such terms in the Loan Agreement. The undersigned Responsible Officer of Borrower hereby certifies to Lender that:

1.	No Event of Default or Default has occurred under the Loan Agreement. (If a Default or Event of Default has occurred, specify the nature and extent thereof and the action Borrower proposes to take with respect thereto.) Except as set forth below, no event has occurred and no condition exists which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower since the date of the last Officer’s Certificate provided to Lenders.

2.	The information provided in Section 1 of the Disclosure Schedule is currently true and accurate, except as noted below.

3.	Borrower is in compliance with the provisions of Section 4, 6 and 7 of the Loan Agreement, except as noted below.

4.	Attached herewith are the [monthly financial statements pursuant to Section 6.3(a) of the Loan Agreement/annual audited financial statements pursuant to Section 6.3(b) of the Loan Agreement]. These have been prepared in accordance with GAAP and are consistent from one period to the next except as noted below.

NOTES TO ABOVE CERTIFICATIONS:

BORROWER:
eASIC CORPORATION
By:
Name:
Title:
Date:

FIRST AMENDMENT OF AMENDED AND RESTATED VENTURE LOAN AND

SECURITY AGREEMENT

This FIRST AMENDMENT OF AMENDED AND RESTATED VENTURE LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of December 10th, 2014 (“Amendment Effective Date”), is entered into by and among eASIC CORPORATION, a Delaware corporation (“eASIC” or “Borrower”), HORIZON FUNDING TRUST 2013-1 (“Horizon Trust”), as assignee of HORIZON TECHNOLOGY FINANCE CORPORATION (“Horizon”), HORIZON, in its capacity as collateral agent for the Lenders (as hereinafter defined) (the “Collateral Agent”), HORIZON CREDIT II LLC, a Delaware limited liability company (“HCII”) , FORTRESS CREDIT OPPORTUNITIES I LP (“FCO”), and FORTRESS CREDIT FUNDING V LP (“FCF” and, collectively with Horizon Trust, HCII and FCO, “Lenders”), as assignee of DBD Credit Funding LLC (“DBD”).

RECITALS

A. eASIC, Lenders and the Collateral Agent are parties to a certain Amended and Restated Venture Loan and Security Agreement dated as of September 12, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which, among other things, (i) Horizon provided a loan to eASIC as evidenced by a certain Secured Promissory Note (Loan A) executed by eASIC in favor of Horizon, dated September 30, 2013, in the original principal amount of Two Million and 00/100 Dollars ($2,000,000.00) (the “Loan A Note”), (ii) DBD provided a loan to eASIC as evidenced by a certain Secured Promissory Note (Loan B) executed by eASIC in favor of DBD, dated September 30, 2013, in the original principal amount of Four Million and 00/100 Dollars ($4.000,000.00) (the “Loan B Note”), (iii) Horizon provided a loan to eASIC as evidenced by a certain Secured Promissory Note (Loan C) executed by eASIC in favor of Horizon, dated September 12, 2014, in the original principal amount of Two Million and 00/100 Dollars ($2,000,000.00) (the “Loan C Note”), and (iv) DBD provided a loan to eASIC as evidenced by a certain Secured Promissory Note (Loan D) executed by eASIC in favor of DBD, dated September 12, 2014, in the original principal amount of One Million and 00/100 Dollars ($1,000,000.00) (the “Loan D Note”) and, collectively with the Loan A Note, Loan B Note and Loan C Note, the “Notes”) and (iii) Lenders have been granted a security interest in all assets of eASIC, except with respect to eASIC’s Intellectual Property (as defined in the Loan Agreement).

B. Horizon transferred all of its right, title and interest in and to the Loan A Note and the Loan Agreement to Horizon Funding 2013-1 LLC (“Funding”) on or about June 28, 2013, and Funding subsequently sold all of its right, title and interest in and to the Loan A Note and the Loan Agreement to Horizon Trust on or about June 28, 2013.

C. DBD transferred all of its right, title and interest in and to the Loan B Note and the Loan Agreement to FCO on or about September 30, 2013.

D. Horizon transferred all of its right, title and interest in and to the Loan C Note and the Loan Agreement to HCII on or about September 12, 2014.

E. DBD transferred all of its right, title and interest in and to the Loan D Note and the Loan Agreement to FCF on or about September 12, 2014.

F. Borrower has now requested that Collateral Agent and Lenders agree to revise the Loan Agreement to amend Section 7.13 of the Loan Agreement to permit Borrower to hold up to Eight Hundred Thousand Dollars ($800,000) in foreign deposit accounts not subject to account control agreements in favor of Collateral Agent.

G. Collateral Agent and Lenders are willing to grant such request, but only to the extent, and in accordance with the terms, and subject to the conditions, set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Collateral Agent, and Lenders hereby agree as follows:

1. Definitions; Interpretation. Unless otherwise defined herein, all capitalized terms used herein and defined in the Loan Agreement shall have the respective meanings given to those terms in the Loan Agreement. Other rules of construction set forth in the Loan Agreement, to the extent not inconsistent with this Agreement, apply to this Agreement and are hereby incorporated by reference.

2. Confirmation. Borrower hereby acknowledges and agrees that: (i) the Loan Agreement sets forth the legal, valid, binding and continuing obligations of Borrower to Lenders, (ii) the Obligations to Lenders under the Loan Agreement are secured by validly perfected security interests in all assets of Borrower, except with respect to Borrower’s Intellectual Property and as otherwise provided in the Loan Documents, and (iii) Borrower has no cause of action, claim, defense or set-off against the Lenders in any way regarding or relating to the Loan Agreement or Lenders’ actions thereunder through the date of this Agreement and to the extent any such cause of action, claim, defense or set-off ever existed, it is waived and Lenders are released from any claims of Borrower. Borrower represents and warrants that, except as provided in Section 4 below, no Default or Event of Default has occurred under the Loan Agreement.

3. Amendment to Loan Agreement.

Borrower, Collateral Agent and Lenders hereby agree that Section 7.13 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“7.13 Maintenance of Accounts. (i) Maintain any deposit account or account holding securities owned by Borrower except accounts with respect to which Collateral Agent and Lenders are able to take such actions as they deem necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements; or (ii) grant or allow any other Person (other than Collateral Agent or Lenders) to perfect a security interest in, or enter into any agreements with any Persons (other than Collateral Agent or Lenders) accomplishing perfection via control as to, any of its deposit accounts or accounts holding securities other than in favor of the lender providing Borrower with Indebtedness permitted under subsection (d) of the definition of Permitted Indebtedness. Notwithstanding the foregoing, Borrower and its subsidiaries may maintain one or more deposit accounts with financial institutions outside of the United States (“Foreign Accounts”) over which Collateral Agent and Lenders do not maintain Account Control Agreements, provided, that (i) Borrower and its Subsidiaries may maintain not more than Eight Hundred Thousand Dollars (USD$800,000) in the aggregate at any time on deposit in Foreign Accounts over which Lenders do not maintain Account Control Agreements; and (ii) Borrower shall provide Collateral Agent and each Lender with a list of all such Foreign Accounts not less than once per fiscal quarter.”

4. Waiver of Default. Collateral Agent and Lenders acknowledge that at times Borrower has exceeded the $250,000 foreign account threshold contained in Section 7.13 of the Loan Agreement (as in effect immediately prior to this Agreement). Collateral Agent and Lenders waive any violations of the Loan Agreement related to such foreign account threshold from inception (September 30, 2013) until the date of this Agreement.

5. Conditions to Effectiveness. Collateral Agent’s and Lenders’ consent and agreement contained herein are expressly conditioned on the following:

(a) Borrower executing and delivering to Collateral Agent and Lenders an executed copy of This Agreement;

(b) Borrower delivering to Collateral Agent and Lenders a fully-executed version of the Eleventh Amendment to Loan and Security Agreement between Borrower and Silicon Valley Bank dated on or about the date hereof; and

(c) Borrower’s payment of Lenders’ legal expenses in the amount of Two Thousand and 00/100 Dollars ($2,000.00) incurred in connection with the drafting, negotiation and execution of this Agreement.

6. Effect of Agreement. On and after the date hereof, each reference to the Loan Agreement in the Loan Agreement or in any other document shall mean the Loan Agreement as amended by this Agreement. Except as expressly provided hereunder, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of Lenders, nor constitute a waiver of any provision of the Loan Agreement. Except to the limited extent expressly provided herein, nothing contained herein shall, or shall be construed to (nor shall Borrower ever argue to the contrary) (i) modify the Loan Agreement or any other Loan Document, (ii) modify, waive, impair, or affect any of the covenants, agreements, terms, and conditions thereof; or (iii) waive the due keeping, observance and/or performance thereof, each of which is hereby ratified and confirmed by Borrower. Except as amended above, the Loan Agreement remains in full force and effect.

7. Headings. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules.

9. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic or facsimile transmission, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

10. Integration. This Agreement and the Loan Documents constitute and contain the entire agreement of Borrower, the Collateral Agent, and Lenders with respect to their respective subject matters, and supersede any and all prior agreements, correspondence and communications.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower and Lenders have caused this FIRST AMENDMENT OF AMENDED AND RESTATED VENTURE LOAN AND SECURITY AGREEMENT to be executed as of the day and year first above written.

BORROWER:
eASIC, INC.

By:	/s/ Ronnie Vashista
Name:	Ronnie Vashista
Title:	President & CEO

LENDERS:
HORIZON FUNDING TRUST 2013-1
By: Horizon Technology Finance Corporation, its agent

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

HORIZON CREDIT II LLC
By: Horizon Technology Finance
Corporation, its sole member

By:	/s/ Robert D. Pomeroy, Jr.
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

FORTRESS CREDIT OPPORTUNITIES I LP
By: Fortress Credit Opportunities I GP
LLC, its general partner

By:	/s/ Douglas J. Cardoni
Name:	Douglas J. Cordoni
Title:	Chief Administrative Officer

[Signature Page to First Amendment of Amended and Restated Loan Agreement – eAsic]

FORTRESS CREDIT FUNDING V LP by: Fortress Credit Funding V GP LLC, its general partner

By:	/s/ Douglas J. Cardoni
Name:	Douglas J. Cardoni
Title:	Chief Administrative Officer

COLLATERAL AGENT: HORIZON TECHNOLOGI FINANCE CORPORATION

By:
Name:	Robert D. Pomeroy, Jr.
Title:	Chief Executive Officer

[Signature Page to First Amendment of Amended and Restated Loan Agreement – eAsic]